Exhibit 99.1

Aerpio Announces Amended Licensing Deal with Gossamer Bio on its

Inflammatory Bowel Disease (IBD) Product Candidate GB004 (formerly AKB-4924).

Aerpio Received an Immediate Payment of $15 million.

CINCINNATI — (BUSINESS WIRE) — Aerpio Pharmaceuticals, Inc. (“Aerpio”) (Nasdaq: ARPO), a biopharmaceutical company focused on developing compounds that activate Tie2 to treat ocular diseases and diabetic complications, today announced a restructuring of their licensing deal with a wholly owned subsidiary of Gossamer Bio Inc., GB004, Inc. (“Gossamer Bio”) (Nasdaq: GOSS), for its HIF-1 alpha stabilizer, GB004. The terms of the amended agreement include a $15 million immediate payment to Aerpio and a total of $90 million in milestone payments related to regulatory approvals and commercial sales. In addition, Aerpio is also eligible to receive tiered royalties on sales of licensed products at percentages ranging from the low to mid-single digits. The deal continues the collaboration between Gossamer Bio’s strong gastrointestinal (“GI”) development team and Aerpio’s management team.

Joseph Gardner, PhD, Aerpio’s President and Founder, commented “We are excited about continuing our relationship with Gossamer Bio as they advance GB004 with their experienced team in GI drug development. The renegotiated licensing deal is intended to place Gossamer Bio in a better position to progress GB004, and in addition, is designed to facilitate the further development of each company’s respective pipelines.” Additional details of the amended agreement are summarized in an 8-K filing dated May 12, 2020.

GB004 is an oral, gut-targeted HIF-1 alpha stabilizer that has been shown to improve disease indices in multiple models of inflammatory bowel disease. “Unlike other HIF stabilizers that mainly affect HIF-2 and stimulate erythropoiesis, GB004 is differentiated in that it preferentially stabilizes HIF-1 alpha which has a profound anti-inflammatory and mucosal healing effect. We believe these properties make it an ideal candidate for the treatment of IBD” said Kevin Peters MD, Aerpio’s Chief Scientific Officer.

About GB004 (formerly AKB-4924)

GB004, a selective stabilizer HIF-1 alpha, is being developed for the treatment of inflammatory bowel disease. HIF-1 alpha is involved in mucosal wound healing and the reduction of inflammation in the gastrointestinal tract. Gossamer Bio recently completed a Phase 1b study in patients with ulcerative colitis and is planning a Phase 2 study.

About Aerpio Pharmaceuticals

Aerpio Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing compounds that activate Tie2 to treat ocular diseases and diabetic complications. Recently published mouse and human genetic data implicate the Angpt/Tie2 pathway in maintenance of Schlemm’s canal, a critical component of the conventional outflow tract. The Company’s lead compound, razuprotafib (formerly AKB-9778), a first-in-class small molecule inhibitor of vascular endothelial protein tyrosine phosphatase (“VE-PTP”), is being developed as a potential treatment for open angle glaucoma, and the Company intends to investigate the therapeutic potential of razuprotafib in other indications. The Company is also evaluating development options for ARP-1536, a humanized monoclonal antibody, for its therapeutic potential in the treatment of diabetic vascular complications including nephropathy and diabetic macular edema (“DME”). The Company’s third asset is a bispecific antibody that binds both VEGF and VE-PTP which is designed to inhibit VEGF activation and activate Tie2. This bispecific antibody has the potential to be an improved treatment for wet age-related macular degeneration and DME via intravitreal injection. Finally, the Company has exclusively out-licensed AKB-4924 (now called GB004), a first-in-class small molecule inhibitor of hypoxia-inducible factor-1 (HIF). GB004 is being developed by AKB-4924’s exclusive licensor, Gossamer Bio, Inc. (Nasdaq: GOSS). For more information, please visit www.aerpio.com.

Forward Looking Statements

This press release contains forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the Company’s product candidates, including razuprotafib, ARP-1536 and the bispecific antibody asset, the clinical development plan therefor and the therapeutic potential thereof, the Company’s strategic alternatives review process and the potential transactions that may be identified and explored as a result of that process, and the intended benefits from its collaboration with Gossamer Bio for GB004, including the continued development of GB004 and the milestone and royalty payments related to the collaboration. Actual results could differ from those projected in any forward-looking statements due to several risk factors. Such factors include, among others, the continued development of GB004 and maintaining and deriving the intended benefits of the Company’s collaboration with Gossamer Bio; ability to continue to develop razuprotafib or other product candidates; the inherent uncertainties associated with the drug development process, including uncertainties in regulatory interactions, the design of planned or future clinical trials, commencing clinical trials and enrollment of patients in clinical trials; the impact of the ongoing COVID-19 pandemic on the Company’s business operations, including research and development efforts and the ability of the Company to commence, conduct and complete its planned clinical activities; the ability to identify and consummate strategic alternatives that yield additional value for shareholders; the timing, benefits and outcome of the Company’s strategic alternatives review process, including the determination of whether or not to pursue or consummate any strategic alternative; the structure, terms and specific risks and uncertainties associated with any potential strategic transaction; potential disruptions in our business and the stock price as a result of our exploration, review and pursuit of strategic alternatives or the public announcement thereof and any decision or transaction resulting from such review; and competition in the industry in which the Company operates and overall market conditions; and the additional factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, as updated by our subsequent Quarterly Reports on Form 10-Q and our other subsequent filings with the SEC.

These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents the Company files with the SEC available at www.sec.gov.

Contacts

Investor & Media:

Aerpio Pharmaceuticals, Inc.

Gina Marek

VP of Finance

gmarek@aerpio.com

Source: Aerpio Pharmaceuticals, Inc.